  This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated March 29, 1996 and the related Letter of Transmittal, and is being made to all holders of Shares, except in any jurisdiction where the making of such would be illegal. The Purchaser is not aware of any state in which the making of the Offer is prohibited by administrative or judicial action pursuant to a state statute. If the
   Purchaser becomes aware of any state where the making of the Offer is so prohibited, the Purchaser will make a good faith effort to comply with any such statute or seek to have such statute declared inapplicable to the Offer.  If, after such good faith effort, the Purchaser cannot comply with any applicable statute, the Offer will
      not be made to (nor will tenders be accepted from or on behalf of)
    holders of Shares in such state. In any jurisdictions, the securities laws or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser, if at all, by one or more registered brokers or dealers that are licensed under the laws of, and represent the Stockholder residing in, such jurisdiction.


                      NOTICE OF OFFER TO PURCHASE FOR CASH
                       ANY AND ALL SHARES OF COMMON STOCK
                                       OF
                           GREAT AMERICAN MANAGEMENT
                              AND INVESTMENT, INC.
                                       AT
                              $50.00 NET PER SHARE
                                       BY
                                GAMI MERGER CO.
                           AN ENTITY WHOLLY OWNED BY
                            EQUITY HOLDINGS LIMITED,
                        AN ILLINOIS LIMITED PARTNERSHIP

     GAMI Merger Co., a Delaware corporation (the "Purchaser") wholly owned by Equity Holdings Limited, an Illinois Limited Partnership ("Equity Holdings"), is offering to purchase any and all shares of common stock, par value $.01 per share (the "Shares"), of Great American Management and Investment, Inc., a Delaware corporation (the "Company"), at $50.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated March 29, 1996 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together, constitute the "Offer").


  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK TIME, ON THURSDAY, APRIL 25, 1996 (THE "EXPIRATION DATE"), UNLESS THE OFFER IS EXTENDED.

         The Offer is conditioned upon, among other things, there having been validly tendered (and not validly withdrawn) prior to the Expiration Date a number of Shares such that the Purchaser and Equity Holdings together own a number of Shares representing at least 90 percent of outstanding Shares (the "Minimum Condition"). The Purchaser expects that, concurrently with the Merger (as defined herein), all Options (as defined in the Offer to Purchase) to acquire Shares will be redeemed by the Company and not exercised into Shares. As a result, the Purchaser estimates that approximately 193,000 Shares will need to be validly tendered (and not validly withdrawn) to satisfy the Minimum Condition. The Purchaser expressly reserves the right to waive the Minimum Condition and to purchase any Shares validly tendered (and not validly withdrawn) pursuant to the Offer. See "THE OFFER--Section 11. Conditions of the Offer" in the Offer to Purchase.
         The Purchaser is making the Offer for the purpose of acquiring more than 90 percent of the outstanding Shares and then consummating a "short-form merger" under Section 253 of the General Corporation Law of the State of Delaware (the "DGCL"), pursuant to which the Purchaser will be merged into the Company (the "Merger" and, together with the Offer, the "Transaction"). The Director of the Purchaser has approved the consummation of the Merger for the same price per Share as paid in the Offer, subject to certain conditions, including ownership of 90 percent of the outstanding Shares. Once the Purchaser acquires at least 90 percent of the Shares, the Purchaser will have a sufficient number of Shares to effect the Merger without (i) any action whatsoever by the Board of Directors of the Company or (ii) the affirmative vote of any other Stockholder as permitted by Section 253 of the DCGL. See "SPECIAL FACTORS--The Merger" in the Offer to Purchase.
         As of March 29, 1996, the Purchaser owned no Shares and Equity Holdings, the sole stockholder of the Purchaser, owned 8,082,744 Shares, or approximately 87.9% of Shares outstanding. Equity Holdings intends to transfer all Shares it owns to the Purchaser upon completion of the Offer. The Purchaser expects that owners of 495,700 Shares will tender such amount of Shares pursuant to the Offer. Assuming such Shares are tendered and accepted for purchase, Equity Holdings will transfer its Shares to the Purchaser and the Purchaser will effect the Merger. See "SPECIAL FACTORS--Shares Expected to be Tendered" and "SPECIAL FACTORS--The Merger" in the Offer to Purchase. Assuming that the Purchaser acquires at least 90 percent of the Shares, the Purchaser intends to consummate the Merger immediately after consummation of the Offer.
         For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn, as, if and when the Purchaser gives oral or written notice to Chemical Mellon Shareholders Services, L.L.C. (the "Depositary") of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering Stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to validly tendering Stockholders. Under no circumstances will interest on the purchase price for Shares be paid by the Purchaser by reason of any delay in making such payment. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares ("Share Certificates") or timely confirmation of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (collectively, the "Book-Entry Transfer Facilities"), pursuant to the procedures set forth in "THE OFFER--Section 3. Procedures for Tendering Shares" in the Offer to Purchase, (b) the Letter of Transmittal (or facsimile thereof) properly completed and duly executed with any required signature guarantees, and (c) any other documents required by the Letter of Transmittal.
         The term "Expiration Date" means 12:00 Midnight, New York City time, on Thursday, April 25, 1996, unless and until the Purchaser, in its sole discretion, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire. The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason, including the occurrence of any of the conditions specified in the Offer to Purchase, by giving oral or written notice of such extension to the Depositary, followed as promptly as practicable by public announcement no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of tendering Stockholders to withdraw such Stockholder's Shares.
         The Purchaser's acceptance for payment of Shares tendered pursuant to any one of the procedures described in the Offer to Purchase and in the Letter of Transmittal will constitute a binding agreement between the tendering Stockholder and the Purchaser upon the terms and subject to the conditions of the Offer. Except as otherwise provided in "THE OFFER--Section 4. Withdrawal Rights" in the Offer to Purchase, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time sixty days after March 29, 1996. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, and if Share Certificates have been tendered, the name of the registered holder of the Shares as set forth in the Share Certificate, if different from that of the person who tendered such Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the tendering Stockholder must submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in "THE OFFER--Section 3. Procedures for Tendering Shares" in the Offer to Purchase, the notice of withdrawal must specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if a written or facsimile transmission notice of withdrawal is timely received by the Depositary at its address set forth on the back cover of the Offer to Purchase. Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in "THE OFFER--Section 3. Procedures for Tendering Shares" in the Offer to Purchase. All questions as to the form and validity (including time of receipt) of any notices of withdrawal will be determined by the Purchaser, in its sole discretion whose determination will be final and binding.
         The information required to be disclosed by Rule 14d-6(e)(1)(vii) and
(viii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.
         The Company has provided the Company's Stockholder list and security position listings to the Purchaser for the purpose of disseminating the Offer to Stockholders. The Offer to Purchase and the related Letter of Transmittal and, if required, other relevant materials will be mailed to Stockholders whose names appear on the Company's Stockholder list and will be furnished for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency' security listing.
         STOCKHOLDERS ARE URGED TO READ THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR SHARES.
         Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth below.
Requests for copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or brokers, dealers, commercial banks and trust companies and such materials will be furnished promptly at the Purchaser's expense. The Purchaser will not pay any fees or commissions to brokers, dealers, or other persons (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                                   GEORGESON
                                 & COMPANY INC.
                               Wall Street Plaza
                            New York, New York 10005
                        BANKS AND BROKERS CALL COLLECT:
                                 (212) 440-9800
                           TOLL FREE: 1-800-223-2064




March 29, 1996